SOFTBRANDS, INC.
800 LaSalle Avenue
Suite 2100
Minneapolis, MN 55402
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held February 17, 2009
To the Stockholders of
SOFTBRANDS, INC.:
          The Annual Meeting of Stockholders of SoftBrands, Inc. will be held on Tuesday, February 17, 2009, at Dorsey & Whitney LLP, 15th floor, 50 South Sixth Street, Minneapolis, MN at 3:00 p.m. for the following purposes:
1)	To elect two Class I directors;

2)	To approve an amendment to the SoftBrands, Inc. 2001 Stock Incentive Plan to authorize a stock option and stock appreciation right exchange program for employees; and

3)	To consider such other matters as may properly come before the meeting or any adjournments thereof.
          Only holders of record of our common stock, our Series B Convertible Preferred Stock, our Series C-1 Convertible Preferred Stock, and our Series D Convertible Preferred Stock at the close of business on December 30, 2008, will be entitled to receive notice of and to vote at the meeting. Stockholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.
By Order of the Board of Directors,
Gregg A. Waldon
Secretary
Minneapolis, Minnesota
January 12, 2009
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on February 17, 2009
The Proxy Statement and Annual Report on Form 10-K are available at
http://www.softbrands.com/content/investors/proxy-materials

SOFTBRANDS, INC.
800 LaSalle Avenue
Suite 2100
Minneapolis, MN 55402
PROXY STATEMENT
Annual Meeting of Stockholders to be held
on February 17, 2009
          We have prepared this proxy statement on behalf of our Board of Directors for use in soliciting proxies for our Annual Meeting of Stockholders to be held Tuesday, February 17, 2009 at 3:00 p.m. The Annual Meeting will be held at Dorsey & Whitney LLP, 15th floor, 50 South Sixth Street, Minneapolis, Minnesota. We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Stockholders and this proxy statement. We have not retained a proxy solicitation agent or any other consulting firm to assist us with the proxy process. Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services. If we are unable to obtain an adequate vote on any matter, we may retain a proxy solicitation agent and pay the fees of the agent.
          We believe that the only matters that will be presented at the annual meeting are:
1)	The election of two Class I directors; and

2)	An amendment to our 2001 Stock Incentive Plan to authorize a stock option and stock appreciation right exchange program for employees.
OUR BOARD RECOMMENDS A VOTE IN FAVOR OF EACH OF THESE PROPOSALS.
          We have mailed a copy of our annual report with this proxy statement. We are mailing this proxy statement, proxy form and annual report on or about January 12, 2009.

VOTING RIGHTS AND PROCEDURES
          If you return a signed and dated proxy form, we will vote your shares in the manner that you have directed. If you complete the proxy form but do not direct us how to vote, we will vote your shares for the election of the nominees for director, and for the amendment to the 2001 Stock Incentive Plan. The persons named in the enclosed proxy form as “proxies” will have authority to vote in accordance with their judgment on any other matter that is presented at the annual meeting. Holders of a majority of our outstanding common stock, Series B Convertible Preferred Stock (“Series B Preferred Stock”), Series C-1 Convertible Preferred Stock (“Series C-1 Preferred Stock”), and Series D Convertible Preferred Stock (“Series D Preferred Stock”) considered as a single class on an as-if-converted basis, must be present or represented by proxy at the annual meeting to constitute a quorum. Cumulative voting is not permitted in the election of directors. If you “withhold vote for” one or more directors, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the directors for whom you have abstained. If a broker submits a proxy form that indicates that the broker does not have discretionary authority to vote shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote on the matters voted on at the meeting. You may revoke your proxy at any time before the meeting by delivering to our corporate secretary a written notice of termination of the proxies’ authority or a signed proxy bearing a later date, or by attending the meeting and voting in person.
          You must be a holder of record of our common stock, Series B Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock at the close of business on December 30, 2008, to be entitled to receive notice of and to vote at the meeting. On December 30, 2008, we had 41,943,320 shares of common stock, 4,331,540 shares of Series B Preferred Stock, 18,000 shares of Series C-1 Preferred Stock, and 6,000 shares of Series D Preferred Stock outstanding. Each outstanding share of common stock is entitled to one vote, each share of Series B Preferred Stock is entitled to one vote for each share of common stock into which it may be converted (currently 1 for 1, or 4,331,540 in total), each share of Series C-1 Preferred Stock is entitled to one vote for each share of common stock into which it may be converted (currently 497.5 for 1, or 8,955,224 in total), and each share of Series D Preferred Stock is entitled to one vote for each share of common stock into which it may be converted (currently 598.8 for 1, or 3,592,814 in total).

PROPOSAL 1: ELECTION OF DIRECTORS
          We have a “classified” board of directors, which means that approximately one-third of our directors are elected at each annual meeting of stockholders and serve for terms of three years or until their successors are elected and qualified. Accordingly, you are being asked to vote at the annual meeting for directors whose terms are scheduled to expire at the annual meeting of stockholders in 2012.
          Two persons have been nominated for election to our Board of Directors at the annual meeting for terms expiring in 2012: Randal B. Tofteland and Elaine Wetmore. The following information is furnished with respect to each nominee and each incumbent director as of December 30, 2008:

Nominees — Class I Directors — Term Ending 2012
	Principal Occupation and	Director
Name and Age	Business Experience for Past Five Years	Since

Randal B. Tofteland, Age 49	Mr. Tofteland has been our Chief Executive Officer since January 2006, our President since October 2003, and was our Senior Vice President of Manufacturing Operations from December 2001 until October 2003.	August 2004

Elaine Wetmore, Age 47	Ms. Wetmore has been Chair of our Board of Directors since October 1, 2007 and is also an Adjunct Professor of Finance at St. Edwards University. She had been the Treasurer from 2003 until 2004 and Chief Executive Officer from 2000 to 2002 of the Austin Entrepreneurs Foundation, a charitable foundation. Ms. Wetmore has also served as President and Chief Operating Officer of Knowledge Discovery One, Inc. and Vice President and Chief Financial Officer of Tivoli Systems, Inc., a subsidiary of IBM.	August 2002

Incumbent Directors — Class II — Term Ending 2010
	Principal Occupation and	Director
Name and Age	Business Experience for Past Five Years	Since

W. Douglas Lewis, Age 65 †#	Mr. Lewis has been non-executive Chairman of Open World, Ltd., a global provider of e-commerce solutions to the hospitality industry, since January 2006, and is also a Partner with The Edge Consulting Group, a strategic consulting firm specializing in the hospitality industry that he founded in May 2003. From November 2004 until March 2006, he was managing director of Leading the Way, an international ministry. From April 2004 until November 2004, Mr. Lewis was Senior Vice President and Chief Information Officer for Carnival Corporation, operator of Carnival cruise lines. From May 1997 until November 2003, he was Executive Vice President and Chief Information Officer for Six Continent Hotels and its predecessor, Holiday Inns International. Mr. Lewis currently serves as a director for the Georgia Technology Authority, an uncompensated position appointed by the governor of Georgia.	May 2005

Jeffrey Vorholt, Age 55 †◊*+	Mr. Vorholt, a CPA and an attorney, was most recently a visiting professor of accountancy at Miami University (Ohio) and an Adjunct Professor of Accountancy at Xavier University from November 2001 through May 2006. Previously, he was Chief Financial Officer of Structural Dynamics Research Corporation, a public software company, until its sale to Electronic Data Systems Corporation in November 2001. Mr. Vorholt was also Senior Vice President of Accounting and Information Systems at Cincinnati Bell Telephone Company and was Senior Vice President, a director and Chief Financial Officer of Cincinnati Bell Information Systems, Inc. (now Convergys). Mr. Vorholt also serves as a director and chairman of the Audit Committee of Air Transport Services Group, Inc.	August 2002

Incumbent Directors — Class III — Term Ending 2011
	Principal Occupation and	Director
Name and Age	Business Experience for Past Five Years	Since

Dann V. Angeloff, Age 73 †*◊	Mr. Angeloff is the founder and President of The Angeloff Company, a corporate financial advisory firm, a position he has held since 1976. He also currently serves as a director of Public Storage, Inc., a New York Stock Exchange listed company, Nicholas/Applegate Growth Equity Fund, B.B. Micro Cap Growth Fund and various private companies. He is past chairman and president of the Southern California Chapter of the National Association of Corporate Directors.	December 2001

George H. Ellis, Age 59 #+	Mr. Ellis has been Chief Financial Officer of Global 360, Inc., a developer of business process management software, since July 2006. He served as Chair of our Board of Directors from our formation through September 30, 2007, as our Executive Chairman from January 2006 to June 2006, and our Chief Executive Officer from our formation to January 2006. Mr. Ellis, a CPA and an attorney, is also a director of Blackbaud, Inc. and serves on the advisory boards of Dedman Law School at Southern Methodist University, The Entrepreneurs Foundation of North Texas, and Dallas Social Venture Partners.	December 2001

John Hunt, Age 43	Mr. Hunt has been a partner with ABRY Partners, LLC, a private equity firm focused on the media and communications industry headquartered in Boston, Massachusetts, since May 2004 and is the co-head of ABRY Mezzanine Investors, L.P. ABRY Mezzanine Investors, L.P. serves as the general partner of ABRY Mezzanine Partners, L.P., the holder of a majority of our Series C-1 Preferred Stock and Series D Preferred Stock, and is the designee to our Board of Directors under the purchase agreements under which these series of preferred stock were sold. From 1990 until May 2004, Mr. Hunt was with Boston Ventures Management, Inc., a private equity fund, and was a general partner with that fund since 2000. Mr. Hunt is also a director of numerous private companies.	August 2005

†	Member of Audit Committee

*	Member of Compensation Committee

◊	Member of Nominating and Corporate Governance Committee

#	Member of Technology and Corporate Growth Committee

+	Holds Certificate of Director Education from the National Association of Corporate Directors
          The persons named in the accompanying form of proxy will vote the proxies held by them in favor of the nominees named above as Class I directors, unless otherwise directed. If any nominee for director is unavailable for any reason, the proxy forms will be voted in accordance with the best judgment of the named proxies. Our Board of Directors has no reason to believe that any candidate will be unavailable.
          The Class I directors will be elected by a plurality of the votes cast. Our Board of Directors unanimously recommends a vote “FOR” each of the nominees.

INFORMATION ABOUT OUR BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER
CORPORATE GOVERNANCE MATTERS
Our Board
          Under the Delaware General Corporation Law, and our Second Amended and Restated Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors. Our Board currently consists of seven members, two of whom are standing for reelection at the annual meeting. We require that a majority of the members of our Board of Directors be “independent” within the meaning of the requirements of the listing standards of the NYSE Alternext (formerly the American Stock Exchange). Our Board of Directors has concluded that each of Mr. Angeloff, Mr. Lewis, Mr. Vorholt and Ms. Wetmore, constituting a majority of our Board, is independent within the meaning of the NYSE Alternext rules.
          During the fiscal year ended September 30, 2008, there were eleven meetings of our Board and all directors attended at least 75% of the meetings. Our independent directors meet in a separate, executive session without management or management directors as part of each regular meeting of the Board. They met in executive session six times during fiscal 2008.
          We require that all Board members use their best efforts to attend our annual stockholder meeting. All of our nominated and incumbent directors attended the most recent annual meeting held on February 19, 2008.
Committees of Our Board
          Our Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Technology and Corporate Growth Committee, each of which has a written charter. Copies of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are posted on our website at www.softbrands.com.
          Audit Committee. Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent registered public accounting firm, the performance of our internal auditors and our compliance with legal and regulatory requirements. The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the entire committee proposals for all audit services and permissible non-audit services prior to engagement.
          Our Audit Committee is also responsible for review and approval of, and recommendation to the full Board of, transactions with related persons. Related party transactions include any transaction with a person who would be considered a “related person” under securities laws, including our officers and directors, members of their immediate families and entities that they control, and any holder of more than 5% of our outstanding shares, or any affiliate or member of their immediate families. Although we have not instituted formal tracking procedures, our code of ethics requires that all of these transactions be reported to the Audit Committee. The Audit Committee generally considers these transactions consistent with its fiduciary obligations and approves transactions only if they are fair and reasonable, in the best interests of the corporation, and on terms no less favorable than could be obtained from an unaffiliated third party.
          Our Audit Committee currently consists of Mr. Vorholt (Chair), Mr. Angeloff and Mr. Lewis, each of whom is an “independent director” within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 and the NYSE Alternext listing standards applicable to audit committees. Our Board of Directors has identified Mr. Vorholt as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission. The Audit Committee met ten times during the fiscal year ended September 30, 2008, and all members of the Committee attended at least 75% of the meetings.

          Compensation Committee. Our Compensation Committee establishes the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based benefit plans, including our 2001 Stock Incentive Plan, and makes recommendations to our Board regarding director compensation. The Compensation Committee currently consists of Mr. Angeloff (Chair) and Mr. Vorholt, both of whom are independent directors under NYSE Alternext listing standards. The Compensation Committee met seven times during the fiscal year ended September 30, 2008. Both members of the Committee attended all meetings.
          Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board nominees to fill vacancies in membership of the Board as they occur, recommends to the Board guidelines on corporate governance, leads the Board in an annual review of its performance and recommends directors to be appointed to Board committees. Our Nominating and Corporate Governance Committee currently consists of Mr. Angeloff (Chair) and Mr. Vorholt, both of whom are independent directors under NYSE Alternext listing standards. The Nominating and Corporate Governance Committee met four times during the fiscal year ended September 30, 2008, and both members of the Committee attended all meetings.
          We require that each director be an individual of the highest character and integrity, have substantial experience which is of particular relevance to our company, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our stockholders. The Nominating Committee has discretion as to the determination of which individuals will best fit these criteria. The Nominating Committee will consider recommendations from stockholders as to director nominations, but has absolute discretion as to whether to recommend any individual for nomination.
          Technology and Corporate Growth Committee. Our Technology and Corporate Growth Committee assists the Board in understanding information technology compliance when implementing internal controls in connection with Section 404 of the Sarbanes-Oxley Act of 2002, advises the Board on technology issues presented by management, and advises the Board with respect to technology issues related to acquisitions. Additional duties include the investigation and consideration of industry-wide technology trends, and strategies that we can use, given our particular strengths in specific areas of software technology and corporate infrastructure, to best capitalize on these trends. Our Technology and Corporate Growth Committee currently consists of Mr. Lewis (Chair) and Mr. Ellis. The Technology and Corporate Growth Committee met five times during the fiscal year ended September 30, 2008, and both members of the Committee attended all meetings.

Other Corporate Governance Matters
          Our Code of Conduct. We have adopted a formal corporate compliance program, including a formal Code of Conduct, which is applicable to all of our officers, directors and employees, including our senior financial officers. It is the responsibility of any employee, officer or director to report any violations of our Code of Conduct to our compliance committee, and of our compliance committee to present those violations to our Audit Committee for corrective action. Our Code of Conduct is available on our website at www.softbrands.com.
          Board Self-Evaluation. The Board conducts an annual self-evaluation that is overseen by our Nominating and Corporate Governance Committee to determine whether the Board and its committees are functioning effectively. In addition, each of the Compensation, Audit, Technology and Corporate Growth, and Nominating and Corporate Governance committees also conduct an annual self-evaluation.
          Communication with Our Board. Our Board of Directors has implemented a process by which stockholders may send written communications to the Board’s attention. Stockholders may send written communications to the Board of Directors or any individual director at the following address: SoftBrands, Inc. Board of Directors c/o SoftBrands Corporate Secretary, 800 LaSalle Avenue, Suite 2100, Minneapolis, MN 55402. All such communications will be compiled by the Secretary and submitted to the Board or individual directors on a periodic basis.
Compensation of Our Directors who are not Employees
          Each of our non-employee directors, other than the Board Chair, receives an annual retainer of $25,000, plus $2,000 per meeting for each meeting attended in person and $1,500 for each meeting attended by conference telephone. Each member of a committee of the Board receives a fee of $1,000 per meeting. The annual retainer for the Chair of the Audit Committee is $20,000, the annual retainer for the Chair of the Nominating and Corporate Governance Committee is $5,000 and the annual retainer for the Chair of the Compensation Committee is $10,000. In lieu of any of these retainers or meeting fees, the Board Chair receives an annual retainer of $100,000.
          Each of our non-employee directors, other than the Board Chair, receives annual grants of equity awards consisting of 7,000 restricted stock units and 15,000 stock-settled stock appreciation rights. The Board Chair receives annual grants of twice the grants of other directors, or 14,000 restricted stock units and 30,000 stock-settled stock appreciation rights. In the case of all of these grants, the awards vest with respect to one-third of the shares on the date of grant, and with respect to an additional, cumulative one-third on each of the first two anniversaries of the date of grant, regardless of whether the individual remains a director on such dates.
          In addition to the annual grants described above, our non-employee directors received additional grants of equity awards on October 1, 2007 based on a report of director compensation received from our compensation consultant, Compensia. In recognition of the relatively low level of equity-based compensation received by our directors in fiscal 2007, relative to their peer group, each non-employee director, except Ms. Wetmore, received 3,000 restricted stock units and 5,000 stock-settled stock appreciation rights. The Compensation Committee determined that Ms. Wetmore’s equity grants should be twice the grants of other directors, and she received 6,000 restricted stock units and 10,000 stock-settled stock appreciation rights.
          Mr. Tofteland, who is also an employee, does not receive any additional compensation for service as a Board member.

          During fiscal 2008, we provided the following compensation to our non-employee directors:

Director Compensation
	Fees Earned		Option
	or Paid	Stock	Awards (2)	All Other	Total
Name	in Cash ($)	Awards (1) ($)	($)	Compensation ($)	($)

Dann V. Angeloff	74,166	11,604	11,479	—	97,249

George H. Ellis	51,000	9,682	15,161	—	75,843

John Hunt	37,500	11,604	11,479	—	60,583

W. Douglas Lewis	64,500	11,604	11,479	—	87,583

Jeffrey Vorholt	87,500	11,604	11,479	—	110,583

Elaine Wetmore	100,000	18,444	16,441	—	134,885

(1)	Represents the expense recorded in fiscal 2008 in accordance with SFAS No. 123R for restricted stock units held by each non-employee director. Restricted stock units are valued at the market price per share on the date of grant and recognized as expense as they vest. During fiscal 2008, each non-employee director, except Ms. Wetmore, received restricted stock units having a grant date fair value of $12,700. Ms. Wetmore received restricted stock units having a grant date fair value of $25,400. At September 30, 2008, each non-employee director, except Ms. Wetmore, held restricted stock units totaling 7,000 shares. Ms. Wetmore held restricted stock units totaling 12,667 shares.

(2)	Represents the expense recorded in fiscal 2008 in accordance with SFAS No. 123R for stock options and stock-settled stock appreciation rights held by each non-employee director. During fiscal 2008, each non-employee director, except Ms. Wetmore, received stock-settled stock appreciation rights having a grant date fair value of $9,941. Ms. Wetmore received stock-settled stock appreciation rights having a grant date fair value of $19,882. See Note 3 to Consolidated Financial Statements in our 2008 Annual Report on Form 10-K for an explanation of the calculation of these amounts. At September 30, 2008, there were outstanding options to purchase 350,000 shares for Mr. Angeloff, 1,650,000 shares for Mr. Ellis, no shares for Mr. Hunt, 50,000 shares for Mr. Lewis, 110,000 shares for Mr. Vorholt and 110,000 shares for Ms. Wetmore. On that date, there were also outstanding stock-settled stock appreciation rights with respect to 40,000 shares for each of Messrs. Hunt, Lewis and Vorholt; 50,000 shares for Mr. Ellis (including 20,000 shares received when he was CEO) and 60,000 shares for Ms. Wetmore.

EXECUTIVE COMPENSATION
Executive Officers
          In addition to Mr. Tofteland, our current executive officers include the following individuals:
          Gregg A. Waldon, age 47, was appointed our Senior Vice President, Chief Financial Officer and Secretary in June 2006. From April 2003 through June 2006, Mr. Waldon was Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Stellent, Inc., a provider of content management software solutions. He served as Chief Financial Officer, Secretary and Treasurer of Stellent from April 1999 until March 2003.
          Jo-Ann (Jo) Masters, age 40, was appointed our Senior Vice President and General Manager, Hospitality in August 2008. She assumed the role from Steven J. VanTassel, the prior leader of our hospitality business, effective October 1, 2008. Prior to this, Ms. Masters was Vice President and General Manager, SoftBrands Hospitality Americas, a position she held since October 2006. She joined SoftBrands in 2000 as General Manager, Australia, and also held the position of General Manager, Asia Pacific, before moving into our global services and support area in 2004. Prior to joining SoftBrands, Ms. Masters held positions at Eltrax Systems, Sulcus Australia and All Seasons Hotels and Resorts.
Executive Compensation
          The table below summarizes the total compensation that we paid or accrued for our executive officers during our fiscal year ended September 30, 2008. In addition to base salary, we provide our executives with non-equity compensation through an annual cash incentive plan that is established by our Compensation Committee and reflected in the table below as “Non-Equity Incentive Plan Compensation.” Most of the payments under this plan—100% for Mr. Tofteland and 70% for other executives—are based on achievement of annual operating profit goals, and there is no payout under the plan if we do not achieve 90% of the operating profit objective. Half of this incentive compensation is paid quarterly based on cumulative achievement of the operating performance objectives. For executives other than Mr. Tofteland, the cash incentive plan for fiscal 2008 also included individual performance goals.
          Because we did not achieve annual operating profit goals, except in our manufacturing operations during fiscal 2008, there was no payment under this plan based on financial goals to any executive except Mr. Suerken. The Compensation Committee concluded that each of the executives who had individual performance goals met a portion of those goals for 2008, and the non-equity plan compensation reflected in the table below for 2008 reflects primarily payment for achievement of those goals. Although we do not pay discretionary bonuses, our Compensation Committee reserves the discretion to pay incentive compensation even though financial objectives are not achieved and paid Mr. Tofteland $25,000, which represented less than 9% of his targeted incentive compensation, for fiscal 2008 which is reflected under “Bonus” in the table below.
          We provide longer term incentives primarily through equity awards. For the past several years, these awards have been primarily in the form of stock-settled stock appreciation rights and restricted stock units. Both of these forms of equity awards vest in annual increments of 25% of the shares commencing one year from the date of grant for stock-settled stock appreciation rights and one year from January 1 following the date of grant for restricted stock units. The table below reflects the annual expense for accounting purposes that we recognize as a result of the stock-settled stock appreciation rights, restricted stock units and stock options held by each executive under the columns “Stock Awards” and “Option/SAR Awards.”
          We do not maintain a pension plan or provide non-qualified deferred compensation for our executives, but instead encourage retirement savings through our 401(k) Retirement Savings Plan.

SUMMARY COMPENSATION TABLE
						Non-Equity	All Other
				Stock	Option/	Incentive Plan	Compensation	Total
Name	Year	Salary ($)	Bonus ($)	Awards ($)(1)	SAR Awards ($)(1)	Compensation ($)(2)	($)(3)	($)

Randal B. Tofteland	2008	440,000	25,000	152,788	186,233	—	16,568	820,589
	2007	400,000	—	16,002	217,166	40,625	17,534	691,327

Gregg A. Waldon	2008	265,000	—	120,966	120,570	26,500	—	533,036
	2007	265,000	—	59,082	92,314	46,563	—	462,959

Ralf Suerken (4)	2008	265,000	—	115,435	110,467	83,178	—	574,080
	2007	250,000	—	64,280	86,682	13,750	—	414,712

Steven J. VanTassel (5)	2008	265,000	—	127,874	92,142	11,000	—	496,016
	2007	230,000	—	64,280	68,389	135,000	—	497,669

(1)	Represents, for stock awards, the amount recorded as a result of restricted stock units, and for option awards, the amount recorded as a result of stock options and stock appreciation rights (“SAR”), in accordance with SFAS No. 123(R) in our financial statements for fiscal 2008. See Note 3 to Consolidated Financial Statements included in our 2008 Annual Report on Form 10-K for an explanation of the calculation of these amounts.

(2)	Represents payment based on our performance under our 2008 and 2007 cash incentive plans.

(3)	Includes, for Mr. Tofteland, a car allowance, reimbursement of medical expenses and reimbursement for tax planning services.

(4)	Mr. Suerken resigned his position as Senior Vice President and General Manager, Manufacturing effective December 4, 2008. He is expected to remain an employee of the company until February 28, 2009.

(5)	Mr. VanTassel resigned his position as Senior Vice President and General Manager, Hospitality effective October 1, 2008. He remained an employee of the company until December 31, 2008.
          For the fiscal year ended September 30, 2008, we granted the following equity awards to the executive officers named in the “Summary Compensation Table”:
•	Mr. Tofteland was granted 100,000 restricted stock units, with an aggregate grant date fair value of $184,900, and 127,000 stock-settled stock appreciation rights, with an aggregate grant date fair value of $99,133 and exercise prices ranging from $1.90 to $1.91.

•	Mr. Waldon was granted 47,000 restricted stock units, with an aggregate grant date fair value of $86,930, and 152,000 stock-settled stock appreciation rights, with an aggregate grant date fair value of $118,647 and exercise prices ranging from $1.90 to $1.91.

•	Mr. Suerken was granted 39,000 restricted stock units, with an aggregate grant date fair value of $72,150, and 127,000 stock-settled stock appreciation rights, with an aggregate grant date fair value of $99,133 and exercise prices ranging from $1.90 to $1.91.

•	Mr. VanTassel was granted 54,000 restricted stock units, with an aggregate grant date fair value of $100,650, and 127,000 stock-settled stock appreciation rights, with an aggregate grant date fair value of $118,647 and exercise prices ranging from $1.90 to $1.91.

Outstanding Equity Awards at Fiscal Year-End
          The following table lists the stock options, stock-settled stock appreciation rights and restricted stock units held at September 30, 2008 by each of the executive officers named in the “Summary Compensation Table”:

	Option/SAR Awards					Restricted Stock Unit Awards
				Option/		Number of Shares or		Market Value of
	Number of Securities Underlying			SAR		Units of Stock Held		Shares or Units
	Unexercised Options/SARs (#)			Exercise Price	Option/	That Have Not		That Have Not
Name	Exercisable	Unexercisable		($/Sh)	SAR Expiration Date	Vested (#)		Vested (1) ($)

Randal B. Tofteland	600,000	—		3.00	3/7/2012
	500,000	—		1.50	2/24/2014
	45,000	15,000	(2)	1.50	10/26/2014
	37,500	37,500	(3)	2.13	12/19/2010
	37,500	112,500	(3)	1.71	12/22/2011
	—	142,500	(3)	1.90	10/1/2012
	—	177,500	(3)	1.91	12/17/2012
						37,500	(4)	36,075
						11,250	(4)	10,823
						25,000	(4)	24,050

Gregg A. Waldon	150,000	150,000	(5)	1.72	6/1/2011
	9,375	28,125	(3)	1.71	12/22/2011
	—	67,000	(3)	1.90	10/1/2012
	—	85,000	(3)	1.91	12/17/2012
						100,000	(6)	96,200
						9,375	(4)	9,019
						5,625	(4)	5,411
						12,500	(4)	12,025

Ralf Suerken	150,000	50,000	(7)	1.77	5/31/2015
	12,500	12,500	(3)	2.13	12/19/2010
	9,375	28,125	(3)	1.71	12/22/2011
	—	56,000	(3)	1.90	10/1/2012
	—	71,000	(3)	1.91	12/17/2012
						5,000	(4)	4,810
						100,000	(6)	96,200
						9,375	(4)	9,019
						4,875	(4)	4,690
						10,500	(4)	10,101

	Option/SAR Awards					Restricted Stock Unit Awards
				Option/		Number of Shares or		Market Value of
	Number of Securities Underlying			SAR		Units of Stock Held		Shares or Units
	Unexercised Options/SARs (#)			Exercise Price	Option/	That Have Not		That Have Not
Name	Exercisable	Unexercisable		($/Sh)	SAR Expiration Date	Vested (#)		Vested (1) ($)

Steven J. VanTassel	112,500	37,500	(7)	1.77	5/31/2015
	12,500	12,500	(3)	2.13	12/19/2010
	9,375	28,125	(3)	1.71	12/22/2011
	—	56,000	(3)	1.90	10/1/2012
	—	71,000	(3)	1.91	12/17/2012
						5,000	(4)	4,810
						100,000	(6)	96,200
						9,375	(4)	9,019
						16,125	(4)	15,512
						10,500	(4)	10,101

(1)	Based on a closing price on September 30, 2008 of $0.962 per share.

(2)	Stock option that finally vests on October 26, 2008.

(3)	Stock-settled stock appreciation right that vests with respect to 25% of the shares on approximately January 1 of each year, commencing at least one full year after the date of grant.

(4)	Restricted stock units that vest with respect to 25% of the shares on approximately January 1 of each year.

(5)	Stock-settled stock appreciation right that vests with respect to 75,000 shares on each of June 1, 2009 and 2010.

(6)	Restricted stock units that vest on October 2, 2009.

(7)	Stock option that vests on May 31, 2009.
Option Exercises and Stock Vesting
          None of our executive officers exercised stock options or stock appreciation rights during the fiscal year ended September 30, 2008. The restricted stock units that we grant annually, however, provide for annual vesting on approximately January 1 of each year of 25% of the shares subject to the award.
          For the fiscal year ended September 30, 2008, the shares acquired and value realized on vesting of restricted stock units was as follows:
•	Mr. Tofteland acquired 101, 250 shares with a value of $187,525.

•	Mr. Waldon acquired 32,000 shares with a value of $58,240.

•	Mr. Suerken acquired 29,250 shares with a value of $53,235.

•	Mr. VanTassel acquired 33,000 shares with a value of $60,060.

Employment Agreements, Severance Arrangements and Potential Payments upon Termination or Change in Control
          The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment.

		Continuation of	Acceleration of
	Cash Severance	Medical/Welfare	Equity Awards ($)	Total Termination
	Payment ($) (1)	Benefits ($)	(2)	Benefits ($)

Randal B. Tofteland Involuntary termination	725,000	17,000	70,948	812,948
Involuntary or good reason termination after change in control	1,165,000	17,000	70,948	1,252,948

Gregg A. Waldon Involuntary termination	—	—	—	—
Involuntary or good reason termination after change in control	265,000	—	122,655	387,655

Ralf Suerken Involuntary termination	—	—	—	—
Involuntary or good reason termination after change in control	265,000	—	124,820	389,820

Steven J. VanTassel Involuntary termination	—	—	—	—
Involuntary or good reason termination after change in control	265,000	—	135,642	400,642

(1)	Based on 2008 salary.

(2)	Represents the value of unvested shares from restricted stock units, plus the difference, if positive, between the market price and the exercise price of unvested stock options and stock-settled stock appreciation rights, based on the closing price at September 30, 2008 of $0.962 per share.
          The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.
          We have an employment agreement with Mr. Tofteland, a severance pay agreement with Mr. Waldon, and have entered into severance agreements with Mr. Suerken, and Mr. VanTassel.
          The employment agreement for Mr. Tofteland provides for:
•	A one year term, automatically renewed unless terminated on 60 days notice;

•	An annual salary and bonus participation, plus reimbursement of expenses, vacation, standard medical and health benefits, and allowances for both tax planning and health insurance reimbursement;

•	If terminated by SoftBrands without cause, payment of all accrued salary and all incentive pay, plus severance equal to one years’ salary and one years’ incentive pay, assuming achievement of incentive objectives, plus health benefits for one year and acceleration of all non-vested stock-based benefits;

•	If terminated by SoftBrands without cause, or by Mr. Tofteland for good reason, within one year after a change of control, severance equal to two times annual salary plus incentive pay, and acceleration of all non-vested stock-based benefits;

•	A covenant not to compete during employment and for one year after termination; and

•	Confidentiality and intellectual property assignment obligations.
          The severance pay agreement with Mr. Waldon provides that he will be entitled to severance equal to twelve months’ salary upon termination within one year after a change of control, and to acceleration of all non-vested stock-based benefits.
          For purposes of Mr. Tofteland’s employment agreement, and the severance pay agreement for Mr. Waldon, we define “change of control” to include:
•	The acquisition by any person or persons acting together of over half our voting stock;

•	A merger in which SoftBrands is not the surviving corporation or after which more than half of the shares of the surviving corporation are not held by persons who are SoftBrands stockholders prior to the merger;

•	A sale of more than half our assets or earning power; or

•	Any other transaction that our Board of Directors determines is a change of control.
          Mr. Van Tassel, our former Senior Vice President and General Manager, Hospitality, announced on August 6, 2008 his intention to terminate his position with SoftBrands. We negotiated a separation agreement with Mr. Van Tassel under which he continued to provide services and we continued to pay him his regular compensation through December 31, 2008, we agreed to accelerate vesting of restricted stock units and stock appreciation rights that were to vest on January 1, 2009 to December 31, 2008, and we agreed to allow Mr. Van Tassel until December 31, 2009 to exercise the vested restricted stock units, stock appreciation rights and stock options that he held.
          Mr. Suerken, our former Senior Vice President and General Manager, Manufacturing, resigned as an officer effective December 4, 2008. We negotiated a separation agreement with Mr. Suerken under which he will resign as an employee effective February 28, 2009 and will receive all employee benefits through that date. We also agreed to accelerate vesting of 80,000 restricted stock units held by Mr. Suerken to February 28, 2009.

CERTAIN TRANSACTIONS
          Capital Resource Partners IV (“CRP”) is one of our largest stockholders. Under a Senior Subordinated Note and Warrant Purchase Agreement dated November 20, 2002 that we have with CRP, CRP has the right to purchase a pro rata portion (based on its percentage ownership on a fully converted basis) of any securities we offer or sell in a private transaction, excepting up to 8,400,000 shares of common stock issued under employee benefit plans approved by the board and stockholders. Because we have granted options and other stock-based benefits in excess of 8,400,000 shares, we have been obligated to issue to CRP stock-based benefits representing its pro rata portion of the excess and will, unless CRP agrees to amend this provision, be required to issue stock-based benefits to CRP representing its pro rata share of any benefits we grant under the increased reservation for approval in Proposal 2. Through September 30, 2008, CRP had received options to purchase 656,265 shares under this provision, 96,140 of which were issued in the fiscal year ended September 30, 2008.
          All of our outstanding Series C-1 Preferred Stock and Series D Preferred Stock was issued to, and continues to be held by, ABRY Mezzanine Partners, L.P. (“ABRY”) and CRP. The agreements under which the Series C-1 Preferred Stock and Series D Preferred Stock were issued provide ABRY and CRP a number of rights. ABRY and CRP have contractual rights to designate a director and, in lieu of exercise of such right, to have a representative attend board meetings. ABRY has designated John Hunt as its representative on our board, and CRP has designated an individual who regularly attends board meetings but is not a member of our board. The agreements also include a number of covenants restricting our ability to conduct certain transactions without the consent of the holders of a majority of the outstanding shares of Series C-1 Preferred Stock and Series D Preferred Stock, including any transaction involving a sale of SoftBrands that generates, with dividends already paid, proceeds of less than 175% of the purchase price of those shares, and certain new debt issuances if we do not meet EBITDA thresholds. The agreements provide ABRY and CRP with the right to demand that we register sale of the shares of common stock that may be issued on conversion of their preferred stock, to include those shares in a registration statement we may file with the SEC, to provide notice to and allow ABRY and CRP to participate in any private sale of equity securities we conduct (other than certain excepted issuances under benefit plans and the like), and to provide financial information and access to other information to ABRY and CRP.
          The Series C-1 Preferred Stock and Series D Preferred Stock carry dividends equal to 8% of their face value, payable semiannually on the last day of December and June of each year. We have paid annual dividends of approximately $1,920,000 per year on these shares, including $1,600,000 to ABRY and $320,000 to CRP, in each year since they have been issued. In order to conserve cash resources during the current economic downturn, we negotiated to pay the regular dividend due December 31, 2008 in shares of our common stock (priced based on the average closing price for our shares in the 30 days prior to December 31, 2008), rather than in cash and effective December 31, 2008, we issued to ABRY 1,947,088 shares of our common stock and to CRP 389,419 shares of our common stock. As a condition to this issuance, ABRY and CRP required that we agree to file a registration statement relating to the resale of those shares, and to also provide ABRY and CRP the right (but not the obligation) to receive the regular cash dividend due June 30, 2009 in shares, based on the same $0.42 purchase price.
          If we fail to pay dividends, or otherwise breach our obligations to ABRY and CRP, in addition to the contractual remedies they might have, the Series C-1 Preferred Stock and Series D Preferred Stock carry a default dividend rate of 10%, and ABRY and CRP have an appointment right to cause us to hire an investment banker to consider sale opportunities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table provides information as of December 31, 2008, about the ownership of our common stock by each person known to us to beneficially own 5% or more of our common stock, by each of our directors, and by each of our named executive officers.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership (1)	Percent of Class

John Hunt ABRY Mezzanine Partners, L.P. (2) 111 Huntington Avenue Boston, MA 02199	13,773,119	24.6%

Capital Resource Partners (3) 200 State Street Boston, MA 02109	11,751,748	21.1%

Info-Quest SA (4) 25 Pantou Street 17671 Kallithea, Athens, Greece	4,050,659	9.1%

Kellogg Capital Group, LLC (5) 55 Broadway, 4th Floor New York, NY 10006	3,588,666	8.1%

Dann V. Angeloff	386,114	*
George H. Ellis (6)	1,949,683	4.2%
W. Douglas Lewis	85,999	*
Randal B. Tofteland	1,699,730	3.7%
Jeffrey Vorholt	164,457	*
Elaine Wetmore	158,667	*
Gregg A. Waldon	269,375	*
Ralf Suerken	256,025	*
Steven J. VanTassel	260,875	*
All directors and executive officers as a group (9 people) (7)	5,230,925	10.7%

*	Less than 1%

(1)	Includes for Mr. Angeloff 375,000 shares, for Mr. Ellis 1,880,000 shares, for Mr. Lewis 75,000 shares, for Mr. Tofteland 1,537,980 shares, for Mr. Vorholt 135,000 shares, for Ms. Wetmore 143,334 shares, for Mr. Waldon 214,875 shares, for Mr. Suerken 229,125 shares, for Mr. VanTassel 195,375 shares, and for all directors and executive officers as a group, 4,641,459 shares that may be acquired upon exercise of options or stock appreciation rights, or vesting of restricted stock units, that become exercisable or vested within 60 days.

(2)	John Hunt is a director designated by ABRY Mezzanine Partners L.P., which is the direct owner of such securities. ABRY Mezzanine Investors, L.P. is the general partner of ABRY Mezzanine Partners L.P., ABRY Mezzanine Holdings, LLC is the general partner of ABRY Mezzanine Investors, and Royce Yodkoff is a controlling person of ABRY Mezzanine Holdings. Based on shares known to have been issued and consists of 1,958,087 shares of common stock; 15,000 shares of Series C-1 Preferred Stock initially convertible into 7,462,687 shares of common stock; 5,000 shares of Series D Preferred Stock, initially convertible into 2,994,012 shares of common stock; warrants to purchase 1,333,333 shares of common stock; and 25,000 shares of stock appreciation rights.

(3)	Based on amended Schedule 13G filed February 13, 2008 on behalf of Capital Resource Partners IV, L.P., CRP Partners IV, L.L.C., its general partner, and Robert C. Ammerman, Stephen M. Jenks, and Alexander S. McGrath, its members, and shares known to have been issued. Consists of warrants to purchase 4,283,185 shares of common stock; options to purchase 656,265 shares of common stock; 4,331,540 shares of Series B Preferred Stock, initially convertible into 4,331,540 shares of common stock; 3,000 shares of Series C-1 Preferred Stock initially convertible into 1,492,537 shares of common stock; and 1,000 shares of Series D Preferred Stock initially convertible into 598,802 shares of common stock. See the discussion under “Certain Transactions” above.

(4)	Based on Schedule 13G filed February 3, 2006.

(5)	Based on amended Schedule 13G filed February 14, 2008. Includes 3,565,366 shares held by Kellogg Capital Group, LLC and 23,300 shares held by Matthew Brand.

(6)	Includes 1,377 shares held in trust or custodial or trust accounts for Mr. Ellis’ spouse and children and 200,000 options held by a charitable foundation for which Mr. Ellis has investment discretion.

(7)	Does not include shares held by ABRY Mezzanine Partners, LLC.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
          Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, to our knowledge all necessary parties have complied with all Section 16(a) filing requirements applicable to our officers, directors and greater-than ten percent beneficial owners during the fiscal year ended September 30, 2008.

PROPOSAL 2: APPROVAL OF STOCK OPTION AND STOCK APPRECIATION RIGHT
EXCHANGE PROGRAM
          On January 7, 2009, our Board of Directors authorized, subject to stockholder approval, an amendment to our 2001 Stock Incentive Plan that will allow our eligible employees to participate in a one-time exchange program. Under the program, eligible employees would be able to exchange outstanding stock options and stock-settled stock appreciation rights (“SARs”) with a grant date before September 30, 2008 for a reduced number of SARs to be granted under our 2001 Stock Incentive Plan.
          If approved by the stockholders, the exchange program will be open only to persons who, as of the effective date of the exchange program, are employed by us. Non-employee members of our Board of Directors, former employees, consultants and other third parties who may hold options or SARs will not have the right to participate in the exchange program. New SARs granted in exchange for options and SARs surrendered in the exchange program would have an exercise price equal to the market price of our common stock on the date the exchange is completed. The exchanging employee would receive new SARs in exchange for surrendered options/SARs at a ratio of between 1 for 1.75 and 1 for 13.75, depending upon the exercise price of the surrendered option/SAR. To accommodate possible recovery of the market price of our common stock, our Board of Directors has authorized our Compensation Committee to set a threshold exercise price and increase (but not decrease) the exchange ratio for options and SARs eligible to participate in the exchange program if there is a significant change in the market price for our common stock preceding the commencement of the exchange program.
Reasons for the Exchange Program
          The exchange program has been designed to reinstate, as of a current date, the retention and motivational value of our equity incentive plan, to reduce the overhang represented by the plan, and to facilitate future grants. The program is intended to address both the inadequacy of shares available for awards that may be granted in the future under our 2001 Stock Incentive Plan, the current perceived inability of employees to benefit from outstanding awards under the plan, and the dilutive effect, or “overhang”, that is represented by the current substantial number of outstanding awards under the plan.
          Equity-based incentives for employees have been and continue to be an essential element in the compensation of management personnel in the software industry. We believe that these incentives, which many new management employees require as an element of their compensation packages, not only provide an appropriate incentive for employees to work hard for our success, but reduce the amount of cash we must use to provide competitive compensation. Without the availability of these incentives, we do not believe we would be in a position of providing competitive compensation and our ability to attract and retain management employees would be severely impaired.
          Nevertheless, our Board believes that the significant decline in the market price for our common stock over the past two years has substantially diminished the value of outstanding options and SARs that we have granted as a compensation mechanism. At December 31, 2008, the market price of our common stock stood at $0.38 per share, less than 40% of the $0.96 per share at which it closed on September 30, 2008 and less than 20% of the $1.90 per share at which it closed on September 30, 2007. All options and SARs granted before September 30, 2008 now carry exercise prices that are more than 250% of our current market price. The 250% premium of the exercise price to current market price represented by SARs granted during the past year, and over 500% premium of SARs granted during 2007, causes these equity benefits to have little value in the eyes of many of our employees. Our Board of Directors has determined that the magnitude of this problem significantly weakens the effectiveness of our long-term incentive program and detracts from the effectiveness of overall compensation.

          At the same time, our Board believes that it is not prudent to expand the size of our equity incentive plan to accommodate substantial new incentives that increase the number of options and SARs outstanding. Our 2001 Stock Incentive Plan has been amended in each of the past four years to increase the number of shares that are available for equity incentive awards by 1,500,000 shares per year. The total number of shares that have been reserved for awards under the plan since its creation is 16,900,000, and after considering shares that have been issued upon exercise or vesting of awards, there remain approximately 15,600,000 of our shares reserved under the plan. Of these shares, we had outstanding awards for approximately 14,900,000 shares at December 31, 2008 and only approximately 700,000 shares available for future grants. Many of these outstanding awards are not held by our employees, but instead are held by former employees or directors who received large awards when SoftBrands was first formed. Nevertheless, our Board of Directors believes the large “reservation” of shares under the plan, which represents roughly 26% of our outstanding shares (including shares that may be issued on conversion of our outstanding preferred stock), presents a potential for dilution, or “overhang,” that causes investors to discount the value per share of our common stock.
          During December 2008 and in creating the proposal for the exchange program, our Board considered both the negative effects of the overhang represented by the shares available under the 2001 Stock Incentive Plan, the absence of substantial incentive and retention value of the options and SARs we have granted and that are outstanding, and the need to have shares available for grants in the future. Although the Board considered again seeking approval for an increase in the number of shares reserved for issuance under the plan, such a proposal would compound the overhang problem. Although eliminating older awards that are outstanding and not held by employees would help reduce the overhang, outstanding awards cannot be unilaterally cancelled. Our Board concluded that creating an exchange program that non-employees would find acceptable would require an economic incentive to the non-employees that created no corresponding benefit to the Company.
          For all these reasons, our Board, based on the recommendation of the Compensation Committee and advice from its compensation consultant, determined to structure an exchange program that would (1) restore the perceived value of outstanding awards held by existing employees under the plan, (2) reduce the overhang represented by the plan, and (3) facilitate future grants under the plan.
          In designing the exchange program and recommending its approval, our Board took into account its philosophy of shifting from the use of stock options to other equity-based incentives, primarily SARs and restricted stock units, to provide long-term equity incentives to our employees.
          We have designed the exchange program so that:
•	The overall number of shares underlying outstanding options and SARs (“overhang”) will be substantially reduced. If all employees who are eligible as of December 31, 2008 participate, the overhang of outstanding awards under the plan would be reduced by 4,291,349 shares.

•	The shares available for future grant under the plan will be increased by the same amount, but the plan will be revised so that only 1,500,000 shares, in addition to shares available through forfeitures, will be available for new grants in any one year.

•	Non-employees, including former employees and non-employee directors, will not be eligible to participate.

•	Exchange ratios will be set with the intention that the new SARs will have a value that is equal to or less than the value (established in accordance with a generally accepted option valuation method calculated by our compensation consultant) of the exchanged stock options or SARs.

•	Each new SAR will have a term ending five years from the exchange date.

•	The exchanging employee will not be able to exercise a new SAR unless he or she remains employed for one year after the exchange date.

•	Participation in the exchange program will be entirely at the election of the employee.

•	The exchange of options under the exchange program will be a non-taxable event for U.S. Federal income tax purposes.
Description of Exchange Program
          1. Offer to Exchange Options and SARs. Under the proposed exchange program, our employees will be given the opportunity to exchange their options and SARs for new SARs representing the right to acquire fewer shares at a per share exercise price equal to the fair market value of a share of our common stock on the date of issuance of the new SARs. If the amendment permitting the exchange program is approved by stockholders, the Compensation Committee will determine whether and when to initiate or terminate the exchange program or any exchange offer made to implement the exchange program. The exchange program may be implemented by only one exchange offer prior to September 30, 2009, at the discretion of the Compensation Committee. Under the exchange program, if any, the new SARs will be granted under the 2001 Stock Incentive Plan.
          Participation in the exchange program will be voluntary. Employees who participate in the exchange program will be required to surrender their existing SARs and options for cancellation. Although we anticipate substantial participation, we cannot predict whether an employee will conclude that the fewer SARs with lower exercise price that we will issue will be more favorable than the larger number of options and SARs with higher exercise prices that the employee would be required to surrender.
          2. Eligible Employees. The exchange program will only be open to employees who hold options and SARs granted prior to September 30, 2008 and who remain employees at both the commencement and termination of the exchange program. Any employee holding eligible options or SARs who elects to participate in the exchange program but whose employment terminates for any reason prior to the grant of the new SAR awards, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be permitted to exchange his or her eligible options or SARs and will continue to hold those eligible options and SARs subject to their existing terms. As of December 31, 2008, approximately 400 employees would have been eligible to participate in the exchange program.
          3. Eligible Benefits. An employee who holds outstanding (i) non-qualified stock options, (ii) incentive stock options, or (iii) stock-settled stock appreciation rights granted under the 2001 Stock Incentive Plan granted before September 30, 2008 will be eligible to participate in the exchange program. All of those options and SARs have exercise prices of at least 250% of the market price of our common stock at December 31, 2008 and to the extent the market price of our common stock increases, our Compensation Committee has retained the authority to set a threshold exercise price and increase (but not decrease) the exchange ratio for options and SARs eligible to participate in the exchange program.
          4. Exchange Ratios. The exchange ratios of shares subject to eligible options and old SARs cancelled to new SAR awards issued will be 1 for 1.75, 1 for 3.50, 1 for 5.50, or 1 for 13.75, depending on the exercise price of the option or SAR being exchanged (see the chart under “Exchange Ratios” below). These exchange ratios are intended to result in the issuance of new awards that have a fair value equal to or less than the fair value of the cancelled options and SARs they replace as of the date of the exchange offer. The methodology and assumptions used to value the cancelled options and new awards are set forth below under “Exchange Ratios.” Our Compensation Committee retains the discretion to adjust the exchange ratios in a manner that results in a lesser (but not greater) number of SARs being delivered in respect of an exchanged option or SAR if there is a significant change in the market price for our common stock preceding the commencement of the exchange program.
          5. Exercise Price of New SARs. Each new SAR issued pursuant to the exchange program will have an exercise price not less than the fair market value of our common stock as of the new grant date.

          6. Vesting of New SARs. The new SARs will not be exercisable on the date of grant but will become exercisable one year from the date of grant to the extent the surrendered SAR or option would have been exercisable on that date. The new SAR will become exercisable in the same manner as the options and SARs that are surrendered in exchange.
          7. Term of New SARs. Each new SAR will have an expiration date that is five years from the exchange date.
          8. Other Terms and Conditions of New SARs. The other terms and conditions of each new SAR will be substantially similar to those of the SARs we currently grant under the 2001 Stock Incentive Plan. Each SAR will expire, in whole if termination is for cause and to the extent not vested if termination is for any other reason, upon termination of employment, and will remain exercisable for a period of 90 days after termination not for cause. Upon exercise of a SAR, an employee will receive, without any payment, the number of shares of common stock as is equal to the difference between the market price on the date of exercise and exercise price, multiplied by the number of shares with respect to which it is exercised, and divided by the market price.
          9. Reduction of Overhang. The proposed exchange program is designed to help reduce our existing overhang and the potential dilutive effect on stockholders. Shares underlying options and SARs tendered for exchange will be available for future issuance under the 2001 Stock Incentive Plan only to the extent of 1,500,000 shares per year, in addition to shares available through forfeitures.
          10. Implementation of the Exchange Program. Our Board of Directors authorized the exchange program on January 7, 2009, upon the recommendation of the Compensation Committee and subject to stockholder approval. We have not commenced the exchange program, and we will not do so unless our stockholders approve the enabling amendments to the 2001 Stock Incentive Plan. The exchange program will commence at a time determined by the Compensation Committee. The Compensation Committee will retain the authority, in its discretion, to terminate, amend or postpone the exchange program at any time prior to expiration of the exchange program, even if our stockholders approve the amendment to the 2001 Stock Incentive Plan. When we commence the exchange program, we will provide eligible employees with a written offer to exchange that will describe the precise terms and timing of the exchange program. Eligible employees will be given at least 20 business days to elect to surrender their options or SARs in exchange for new SARs. At or before commencement of the exchange program, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov. The exchange program will be commenced, if at all, prior to September 30, 2009.
          11. U.S. Federal Income Tax Consequences. We expect that each exchange pursuant to the exchange program will be treated as a non-taxable event for U.S. federal income tax purposes. No income should be recognized for U.S. Federal income tax purposes by SoftBrands or participating employees upon the cancellation of the existing options or the grant of the replacement options.
          12. Accounting Treatment. As required by the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments, we will recognize the incremental compensation cost of the new awards granted in the exchange. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new award granted to employees in exchange for surrendered stock options and SARs, measured as of the date the new awards are granted, over the fair value of the stock options and SARs surrendered in exchange for the new awards, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the new awards. In the event that any of the new awards are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited new awards will not be recognized. We do not expect that the incremental compensation cost will be material.

Eligible Options and SARs
          As of September 30, 2008, options to purchase 8,245,423 shares of our common stock were outstanding under our 2001 Stock Incentive Plan with a weighted average exercise price of $2.21 per share and SARs for 3,062,000 shares of common stock were outstanding under the plan with a weighted average exercise price of $1.74 per share. Of these outstanding options and SARs, options to purchase 3,311,923 shares of common stock, and SARs with respect to 2,388,000 shares, are held by eligible employees and would be eligible for exchange under the exchange program. Most of the 5,607,500 options and SARs under the plan that are not eligible are held by directors, consultants and former employees.
          If this Proposal 2 is approved by our stockholders and we implement the exchange program, eligible options and SARs surrendered under the program will be cancelled. Although the shares subject to those cancelled options and SARs will be available for issuance under the 2001 Stock Incentive Plan, we will be prohibited from issuing new awards that exceed the sum of forfeitures of awards in any year plus 1,500,000 shares. Assuming that 100% of eligible employees participate in the exchange program and applying the exchange ratios described in the table set forth under “Exchange Ratios” below, eligible options and SARs covering 5,699,923 shares as of December 31, 2008 would be surrendered and cancelled, while SAR awards covering 1,408,574 shares would be issued, resulting in a net reduction of 4,291,349 shares subject to outstanding awards.
          The actual reduction in the overhang represented by outstanding awards that results from the exchange program could differ materially from the example in the preceding paragraph and is dependent on a number of factors, including the actual exercise price of outstanding options and SARs in the program and the actual level of employee participation in the program.
Exchange Ratios
          Our intent is to establish exchange ratios that will result in the issuance of new awards in the exchange program with a fair value equal to or less than the fair value of the stock options and SARs surrendered in the exchange program. We retained the services of Compensia, our compensation consultant, to determine the terms and exchange ratios appropriate to achieve this result. Compensia calculated the fair value of the eligible options and SARs using the Black-Scholes valuation model. We then established four exchange ratios based on the average fair value of the eligible options and SARs as compared to the calculated fair market value of the SARs issued in exchange.
          The following table sets forth the exchange ratios as well as the total number of shares underlying eligible options and SARs for each ratio (as of September 30, 2008) and the maximum number of new awards that may be issued with respect to such eligible options and SARs in the exchange program (assuming 100% participation):

	Total	Weighted
	Shares	Average		Total SARs to be
Exercise	Underlying	Exercise	Exchange	Granted (Assuming
Price Range	Options	Price	Ratio	100% Participation)

$0.98 — $1.39	280,000	$1.01	1-for-1.75	160,000
$1.40 — $1.75	3,333,298	$1.55	1-for-3.50	952,370
$1.76 — $2.10	1,324,125	$1.86	1-for-5.50	240,750
$2.11 — $3.00	762,500	$2.82	1-for-13.75	55,454

Totals	5,699,923			1,408,574

          The total number of SARs a participating employee will receive with respect to a surrendered option or SAR will be determined by dividing the number of shares underlying the surrendered option or SAR by the applicable exchange ratio and rounding to the nearest whole share. For example, if an eligible employee holds an option to purchase 2,000 shares of our common stock at an exercise price of $1.50 per share, he or she would be entitled to exchange that option for an award of 571 SARs (i.e., 2,000 divided by the 1 for 3.50 exchange ratio applicable to the option, rounded down to the nearest share).
Amendments to the Plan
          In order to implement the exchange program in compliance with applicable NYSE Alternext rules, our Board of Directors is proposing an amendment to the 2001 Stock Incentive Plan. The amendment to the plan, and therefore the exchange program, is subject to approval by stockholders at the annual meeting. The amendment would add a new Section 12 to the plan which would read as follows:
“Section 12. Option Exchange Program. Notwithstanding any other provision of the Plan to the contrary, including but not limited to Section 6 hereof, the Company, by action of the Compensation Committee, may effect an exchange program (the “Exchange Program”), to be commenced through an exchange offer prior to September 30, 2009. Under the exchange offer, if any, Eligible Employees will be offered the opportunity to exchange options (the “Options”) and stock-settled stock appreciation rights (“SARs”) for new SARs (the “New SARs”), as follows: (1) each New SAR shall have a “value” (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) equal to or less than the value of the Option or SAR that is surrendered; (2) the Compensation Committee shall determine an exchange ratio for the Exchange Program consistent with the foregoing pursuant to which (a) each New SAR shall represent the right to acquire fewer Shares than could be acquired under the surrendered Option or SAR, and (b) the per share exercise price of each New SAR shall be not less than the fair market value of a Share on the date of issuance of the New SAR; (3) each new SAR, regardless of whether the surrendered Option or SAR was vested, shall not vest until one year after the date of grant and shall become vested after that date to the extent, and in the same manner, as the surrendered option or SAR; and (4) each New SAR shall expire five years from the date the New SAR is issued. All other material terms of each New SAR shall be substantially similar to the surrendered SAR or Option exchanged. “Eligible Employees” means employees of the Company on the date the Exchange Program is first offered to employees and the date of completion of the Exchange Program. Notwithstanding Section 4 of the Plan, the aggregate number of shares that are subject to new Awards that are granted in any Plan Year shall not exceed the sum of (i) 1,500,000 Shares, plus (ii) the number of Shares that are subject to awards that are forfeited, surrendered for the payment of taxes, or otherwise become available for issuance under the Plan during such Plan Year.
Vote Required
          The affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting is required to approve the exchange program.
          Our Board of Directors recommends that you vote FOR the exchange program in Proposal 2.
          The exchange program that is referred to in Proposal 2 has not yet commenced. Upon the commencement of the exchange program, we will file with the SEC a completed Schedule TO and related exhibits and documents, including an offer to exchange. All of the Company’s eligible employees holding eligible options are strongly encouraged to read the Schedule TO and related exhibits and documents, including the offer to exchange, when they become available because these materials will contain important information about the stock option exchange program. The Schedule TO and related exhibits and documents will be available free of charge (i) at the SEC’s website at http://www.sec.gov, (ii) by directing a written request to: SoftBrands, Inc., Attention: Investor Relations, 800 LaSalle Avenue, Suite 2100, Minneapolis, MN, 55402, or (iii) by contacting the Company directly at (612) 851-1500.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
          Our management is responsible for preparing our financial statements, our internal controls and our financial reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States, to issue an opinion on those financial statements and, if required, to audit the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
          Our Audit Committee has met and held discussions with our management, our internal auditors and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosure required by
PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered whether non-audit services provided by PricewaterhouseCoopers LLP during the last fiscal year were compatible with maintaining their independence.
          Based upon the Audit Committee’s discussions with our management and PricewaterhouseCoopers LLP, and the Audit Committee’s review of the representation of our management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors on December 9, 2008 that the audited consolidated financial statements for the fiscal year ended September 30, 2008 be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Members of the Audit Committee
Jeffrey Vorholt (Chair)
Dann V. Angeloff
W. Douglas Lewis

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We have not made a determination as to our independent registered public accounting firm for our fiscal year ending September 30, 2009. Representatives of PricewaterhouseCoopers LLP, which has served as our independent registered public accounting firm since 2002, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.
Audit and Non-Audit Fees and Services
          The following table provides information regarding fees invoiced by PricewaterhouseCoopers LLP during the past two fiscal years (in thousands):

	2008 Fees	2007 Fees

Audit fees	$753	$1,095
Audit-related fees	38	29
Tax fees	—	14
All other fees	9	2

Total	$800	$1,140

          Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the audit of our effectiveness of internal controls over financial reporting (if required) and the review of our interim consolidated financial statements included in quarterly reports, and other services that are normally provided in connection with statutory and regulatory filings or engagements.
          Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” These services include work related to amended filings with the Securities and Exchange Commission and consultations concerning debt and equity transactions.
          Tax fees consist principally of fees billed for professional services for federal, state and international tax compliance, tax advice and tax planning.
          All other fees consist of fees for products and services other than the services reported above.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING
          Any stockholder wishing to include a proposal in our proxy solicitation materials for our next annual meeting of stockholders must submit the proposal for consideration in writing to our Corporate Secretary at our principal executive offices, 800 LaSalle Avenue, Suite 2100, Minneapolis, MN 55402, no later than September 14, 2009.
          Pursuant to our Bylaws, in order for business to be properly brought before the next annual meeting by a stockholder, or in order for a nominee for director to be considered at the next annual meeting, the stockholder must give written notice of the stockholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than November 19, 2009. Each notice must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.
          The proxies designated in the attached form will use discretionary authority to vote against any stockholder proposal, or director nominee not made by management, that is presented at the next annual meeting if: (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to our Corporate Secretary at the address listed above by November 19, 2009; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.
GENERAL
          Our Board of Directors does not know of any matters other than those described in this proxy statement that will be acted upon at the annual meeting. In the event that any other matters properly come before the meeting calling for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS,
Gregg A. Waldon
Secretary
January 12, 2009